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
--------                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |-------------------------- |
|FORM 4|                                          Washington, D.C.  20549                           |        OMB APPROVAL       |
--------                                                                                            |---------------------------|
[ ]Check this box if no longer                                                                      | OMB Number:      3235-0287|
subject to Section 16. Form 4 or                                                                    | Expires:  January 31, 2005|
Form 5 obligations may continue.                                                                    | Estimated average burden  |
See Instruction 1(b).                                                                               | hours per response . . 0.5|
                                                                                                    |---------------------------|

                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935
                                   or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------------------------------------------------------|
|1. Name and Address of Report-  |2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s) to       |
|    ing Person*                 |                                             |    Issuer (Check all applicable)               |
|                                |                                             |                                                |
| Fribourg   Paul          J.    |  Loews Corporation (LTR)                    |      X   Director                     10% Owner|
|--------------------------------|---------------------------------------------|    -----                        -----          |
|  (Last)   (First)     (Middle) |3. I.R.S. Identification  |4. Statement for  |                                                |
|                                |   Number of Reporting    |   Month/Day/     |          Officer (give title          Other    |
|                                |   Person, if an entity   |   Year           |    ----- below)                 ----- (specify |
|                                |   (Voluntary)            |                  |                                       below)   |
| 277 Park Avenue                |                          |   1/2/03         |             ---------------------              |
|--------------------------------|                          |-------------------------------------------------------------------|
|          (Street)              |                          |5. If Amendment,  |7. Individual or Joint/Group Filing (Check      |
|                                |                          |   Date of        |   Applicable Line)                             |
|                                |                          |   Original       |      X  Form filed by One Reporting Person     |
|                                |                          |   (Month/Day/    |   -----                                        |
|                                |                          |    Year)         |         Form filed by More than One Reporting  |
| New York    NY          10172  |                          |                  |   ----- Person                                 |
|--------------------------------|--------------------------|------------------|------------------------------------------------|
|  (City)    (State)     (Zip)   |   Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned           |
|                                |                                                                                              |
|-------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security            |2. Trans-  |2A. Deemed    |3. Trans-|4. Securities      |5. Amount  |6. Owner-  |7. Nature of |
|                                |   action  |    Execution |   action|   Acquired (A)    |   of      |   ship    |   Indirect  |
|                                |   Date    |    Date, if  |   Code  |   or Disposed of  |   Secur-  |   Form:   |   Beneficial|
|                                |           |    any       |         |   (D)             |   ities   |   Direct  |   Owner-    |
|                                |           |    (Month/   |         |                   |   Benefi- |   (D) or  |   ship      |
|                                |           |     Day/     |         |                   |   cially  |   Indirect|             |
|                                |           |     Year)    |         |                   |   Owned   |   (I)     |             |
|                                |           |              |         |                   |   Follow- |           |             |
|                                |  (Month/  |              |         |                   |   ing     |           |             |
|                                |   Day/    |              |         |                   |   Reported|           |             |
|                                |   Year)   |              |---------|-------------------|   Trans-  |           |             |
|                                |           |              |     |   |      |(A) or|     |   action  |           |             |
|                                |           |              | Code| V |Amount|(D)   |Price|   (s)     |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
                                                                                                                     Page 1 of 2

|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|                                |           |              |     |   |      |      |     |           |           |             |
|--------------------------------|-----------|--------------|-----|---|------|------|-----|-----------|-----------|-------------|

                                                                                                                  SEC 1474 (3-00)


                                                                                                                      Page 2 of 2
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

FORM 4 (continued)            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)

 1.        2.       3.      4.        5.                6.                7.              8.        9.        10.     11.
|-------------------------------------------------------------------------------------------------------------------------------|
|Title of |Conver- |Trans- |Trans-   |Number of        |Date             |Title and      |Price of |Number   |Owner- |Nature of |
|Deriva-  |sion or |action |action   |Derivative       |Exercisable and  |Amount of      |Deriva-  |of       |ship   |Indirect  |
|tive Sec-|Exercise|Date   |Code     |Securities       |Expiration       |Underlying     |tive     |deriva-  |Form of|Beneficial|
|urity    |Price of|(Month/|         |Acquired         |Date             |Securities     |Security |tive     |Deriv- |Ownership |
|         |Deri-   | Day/  |         |(A) or           |(Month/Day/      |               |         |Secur-   |ative  |          |
|         |vative  | Year) |         |Disposed         | Year)           |               |         |ities    |Secur- |          |
|         |Security|       |         |of (D)           |                 |               |         |Bene-    |ity:   |          |
|         |        |       |         |                 |                 |               |         |ficially |Direct |          |
|         |        |       |         |                 |                 |               |         |Owned    |(D)    |          |
|         |        |       |         |                 |-----------------|---------------|         |follow-  |In-    |          |
|         |        |       |         |                 |        |        |        |Amount|         |ing      |direct |          |
|         |        |       |         |                 |        |        |        |or    |         |Reported |(I)    |          |
|         |        |       |---------|-----------------|Date    |Expira- | Title  |Number|         |Trans-   |       |          |
|         |        |       |    |    |        |        |Exercis-|tion    |        |of    |         |action   |       |          |
|         |        |       |Code| V  |   (A)  |   (D)  |able    |Date    |        |Shares|         |(s)      |       |          |
|---------|--------|-------|----|----|--------|--------|--------|--------|--------|------|---------|---------|-------|----------|
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|Stock    |        |       |    |    |        |        |        |        |Common  |      |         |         |       |          |
|Option   |$44.43  |1/2/03 | A  |    |    400 |        |1/2/03  |1/2/13  |Stock   |  400 |  ---    |    400  |   D   |          |
|---------|--------|-------|----|----|--------|--------|--------|--------|--------|------|---------|---------|-------|----------|
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|---------|--------|-------|----|----|--------|--------|--------|--------|--------|------|---------|---------|-------|----------|
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|---------|--------|-------|----|----|--------|--------|--------|--------|--------|------|---------|---------|-------|----------|
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|         |        |       |    |    |        |        |        |        |        |      |         |         |       |          |
|---------|--------|-------|----|----|--------|--------|--------|--------|--------|------|---------|---------|-------|----------|

Explanation of Responses:

                                                                                    /s/ Paul J. Fribourg                  1/2/03
                                                                                    -------------------------------      --------
** Intentional misstatements or omissions of facts constitute Federal               **Signature of Reporting Person        Date
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                   Paul J. Fribourg

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                                                                           Page 2
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